Exhibit 10.52
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT DATED FEBRUARY 8, 2006
WITH JAY FRITZ
     This Amendment No. 1 by and between Midwest Banc Holdings, Inc. (the “Employer”) and Jay Fritz (the “Employee”), dated effective as of March 12, 2008.
R E C I T A L S
     A. The Employer (who acquired Royal American Corporation on July 1, 2006) and the Employee are parties to an Employment Agreement entered into as of June 15, 2004 and amended and restated effective February 8, 2006 (the “Agreement”) governing the terms and conditions of Employee’s employment with the Employer.
     B. The Employer and the Employee desire to amend certain provisions to the Agreement to comply with Section 409A of the Internal Revenue Code and the Treasury regulations thereunder.
          NOW THEREFORE, the parties agree as follows:
     1. Paragraph A of Section 5 of the Agreement is amended in its entirety to read as follows, effective January 1, 2008:
     A. Termination By Employer. In the event that the Employee’s employment is terminated by the Employer prior to November 1, 2010, unless such termination by the Employer is for Due Cause (as defined in paragraph B), the Employee shall continue to receive the compensation and benefits as provided in Section 3 and 4 of the Agreement for three (3) years, without regard to Employee’s continued service. The schedule for the time of the salary payments will be the same schedule as the time for receiving salary payments during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Employer without compliance with Section 409A of the Internal Revenue Code (the “Code”). All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer.
     2. Paragraph C of Section 5 of the Agreement is amended in its entirety to read as follows, effective January 1, 2008:
     C. Disability. In the event the Employee suffers from a “Disability” (as hereinafter defined), the Employee’s employment with Employer shall terminate on the date on which the Disability occurs, but the Employee shall continue to receive the Base Salary for a period of ninety (90) days from the date of termination and Employer-paid health insurance coverage as described in Section 1 above for the Employee and his spouse (if the Employee is married on the date of termination) until the Employee and his spouse reach age sixty-five (65) or such later age as necessary for Medicare eligibility. The schedule for the time of the salary payments and the in-kind health insurance coverage will be the same schedule as the time for receiving salary payments and the in-kind health insurance coverage during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Employer without compliance with Section 409A of the Code. In no event may the Employer substitute cash or cash equivalents for the Employer-paid health insurance coverage. All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer. For purposes of this Agreement, “Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Employer described in Section 2 of this Agreement for a period that lasts, or can reasonably be expected to last, more than 180 days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Employer by the appropriate correspondence from registered physicians reasonably satisfactory to the Employer, and the Employee agrees to submit to an examination by the Employer’s physicians for the purpose of making such determination.
     3. Paragraph D of Section 5 of the Agreement is amended in its entirety to read as follows, effective January 1, 2008:
     D. Death. In the event of the death of the Employee, the Employee’s employment with Employer shall terminate on the date on the date of death. The estate or named beneficiary of the Employee shall continue to receive the Base Salary for a period of ninety (90) days from the date of termination. If the Employee is married at the date of termination, the Employee’s spouse shall receive Employer-paid health insurance coverage to be determined by the Employer until the spouse remarries or reaches age sixty-five (65) or such later age as necessary for Medicare eligibility. The schedule for the time of the salary payments and the in-kind health insurance coverage will be the same schedule as the time for receiving salary payments and the in-kind health insurance coverage during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Employer without compliance with Section 409A of the Internal Revenue Code (the “Code”). In no event may the Employer substitute cash or cash equivalents for the Employer-paid health insurance coverage. All other rights and benefits that the Employee (or his estate or named beneficiary) may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer on the date of death.
     4. Section 6 of the Agreement is amended in its entirety to read as follows, effective January 1, 2008:
     6. Change in Control. For purposes of this Agreement, “Change in Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer as provided in Section 409A(a)(2)(A)(v) of the Code and the final Treasury regulations thereunder. In accordance with the final Treasury regulations, “Change in Control” means any one of the events described below
     A. Change in Ownership. A change in the ownership of the Employer occurs on the date that any person or persons acting as a group acquires ownership of stock of the Employer that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such Employer. If a person or group is considered to own more than fifty (50) percent of the total fair market value or total combined voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Employer (or to cause a change in the “effective control of the Employer” within the meaning of Section 6.C).
     B. Change in Effective Control. A change in the effective control of the Employer occurs on the date that a majority of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s board of directors prior to the date of the appointment or election.
     C. Change in Ownership of a Substantial Portion of the Employer’s Assets. A change in the ownership of a substantial portion of the Employer’s assets occurs on the date that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than fifty (50) percent of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions. For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any of the following: (v) a significant adverse change in the nature or scope of Employee’s position, duties or responsibilities as in effect immediately after the Effective Time; (w) a relocation of Employee’s principal office to an office that is more than thirty-five (35) highway miles from Employee’s principal office immediately prior to the Effective Time, unless such relocation does not increase the actual distance required for Employee to commute from his home to the new place of business by more than ten (10) miles; (x) a reduction of the Employee’s annual salary to a rate which is less than the Employee’s annual salary rate as of the Effective Time; (y) a breach of this Agreement by the Employer; or (z) providing Employee incentive compensation opportunities which are materially less favorable to Employee than the opportunities provided to Employee as of immediately after the Effective Time (it being understood that incentive compensation is based upon performance and that there are no minimum guaranteed amounts of actual incentive compensation). If following a Change in Control of the Employer, the Employee is terminated by the Employer or a related employer for reasons other than Cause, death or Disability, or the Employee voluntarily terminates employment for “Good Reason” (as defined below), the Employer shall, without regard to the notice period described in Section 1 above, receive the following:
     Y. A monthly payment equal to one twelfth (1/12) of the Employee’s average total annual compensation for the last three (3) years of full-time employment. For purposes of this subsection, the term “total annual compensation” shall mean the dollar value of the benefits provided in Section 3 of this Agreement. The Employee shall receive such monthly payments for a period of thirty-five (35) months commencing the month his employment is terminated. The schedule for the time of the monthly payments will be the same schedule as the time for receiving salary payments during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Employer without compliance with Section 409A of the Code.
     Z. Employer-paid health insurance coverage as described in Section 1 above for the Employee and his spouse (if the employee is married on the date of termination) until the Employee and his spouse reach age sixty-five (65) or such later age as necessary for Medicare eligibility. The schedule for the time of the in-kind health insurance coverage will be the same schedule as the time for receiving the in-kind health insurance coverage during the period of the Employee’s employment. In no event may the Employer substitute cash or cash equivalents for the Employer-paid health insurance coverage.

     Notwithstanding the foregoing, payments to the Employee may not exceed 299% of his Base Amount as defined in Section 280G(b)(3) of the Code (“Change in Control Payment”); provided, however, if the Change in Control Payment to Employee would cause the Employer to contravene any law, regulation or policy applicable to the Employer, the Employer and Employee agree that such Change in Control Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation and policy.
     In the event the Employee’s employment is terminated due to a Change in Control, receipt of the payments and benefits in this Section is conditioned upon the Employee’s compliance with the restrictive covenants contained in the following Sections 7 or 8.
     5. Sections 9A and 9B of the Agreement are amended in their entirety to read as follows, effective January 1, 2008:

A.	If to the Employer, addressed to it at:

Midwest Banc Holdings, Inc.
Chairman of the Compensation Committee
501 W. North Ave.
Melrose Park, IL 60160

with a copy to

Midwest Banc Holdings, Inc.
Chief Executive Officer
501 W. North Ave.
Melrose Park, IL 60160

B.	If to the Employee, addressed to his attorney at:

Donald L. Norman, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg, LLC
200 W. Madison St.
Chicago, IL 60606
     6. Section 20 of the Agreement is amended in its entirety to read as follows, effective January 1, 2008:
     20. Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee (as defined herein), the provisions of this Section 20 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Employee due to Termination of Employment are limited because the Employee is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated (without the adjustment for the time value of money) and paid to the Employee in a lump sum on the first day of the seventh month following Termination of Employment. All subsequent distributions shall be paid in the manner specified. The term “Specified Employee” means an employee who, as of the date of the employee’s Termination of Employment, is a key employee of the Employer. Notwithstanding the foregoing, an employee is a Specified Employee only if the stock of the Employer or any entity with whom the Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Section 416(i)(l)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). For purposes of identifying a Specified Employee, the definition of compensation under Treasury Regulation Section 1.415(c)-2(a) is used, applied as if the Employer were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the special rules provided in Treasury Regulation Section 1.415(c)-2(g). If the Employee is a key employee during an identification period, the Employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
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     IN WITNESS WHEREOF, the Employee and a duly authorized officer of the Employer have executed this Amendment No. 1 as of the date set forth above.

Employer:
Employee:	MIDWEST BANC HOLDINGS, INC. for itself and its Subsidiaries

/s/ Jay Fritz	By:	/s/ James J. Giancola

Jay Fritz	Title:	President & CEO